Exhibit 99.1

CREDIT ACCEPTANCE ANNOUNCES
EXTENSION OF REVOLVING SECURED WAREHOUSE FACILITY AND
EXTENSION OF $500.0 MILLION ASSET-BACKED FINANCING
Southfield, Michigan – September 15, 2026 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we extended the date on which our $500.0 million revolving secured warehouse facility (the “Facility”) will cease to revolve from September 20, 2027 to September 15, 2028. The interest rate on borrowings under the Facility has been decreased from the Secured Overnight Financing Rate (“SOFR”) plus 185 basis points to SOFR plus 175 basis points.

There were no other material changes to the Facility. As of September 15, 2026, we had $180.0 million outstanding under the Facility.

Additionally, we announced today that we have extended the $500.0 million asset-backed non-recourse secured financing that we entered into on August 28, 2019 (the “Financing”) and to which we refer as Term ABS 2019-2. Under the amendment effecting the extension, the date on which the Financing will cease to revolve has been extended from September 15, 2026 to September 15, 2028. The amendment also increased the interest rate under the Financing from 5.43% to 5.83%.

There were no other material changes to the terms of the Financing.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles, or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Investor Relations: Jay Brinkley
Senior Vice President & Treasurer
(248) 353-2700 Ext. 6739
IR@creditacceptance.com